Exhibit 99.1

Palisade Bio Announces Cancellation of Special Meeting of Stockholders

Carlsbad, CA — October 9, 2025 — Palisade Bio, Inc. (Nasdaq: PALI) (“Palisade”, “Palisade Bio”, or the “Company”), a clinical-stage biopharmaceutical company advancing novel therapeutics for patients living with autoimmune, inflammatory, and fibrotic diseases, today announced that the Company determined to cancel its previously adjourned special meeting of stockholders (the “Special Meeting”), which had been scheduled to reconvene on Friday, October 10, 2025, at 10:00 a.m. Pacific Time.

The Special Meeting was previously adjourned to, and reconvened on, September 26, 2025, but was adjourned again without any business being conducted, due to the lack of the required quorum as of the meeting time. As of today, the Company has still not received proxies that would constitute a quorum and has decided to cancel the Special Meeting and to withdraw from consideration by the Company’s stockholders the proposals set forth in the definitive proxy statement filed with the U.S. Securities and Exchange Commission on August 18, 2025.

About Palisade Bio

Palisade Bio is a clinical-stage biopharmaceutical company focused on developing and advancing novel therapeutics for patients living with autoimmune, inflammatory, and fibrotic diseases. The Company believes that by using a targeted approach with its novel therapeutics it will transform the treatment landscape. For more information, please go to www.palisadebio.com.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

PALI@jtcir.com